ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS Q4 AND FULL YEAR 2021 RESULTS

- **Net cash provided by operating activities (GAAP) of $490 million; Adjusted Cash Receipts[1] (non-GAAP) of $543 million and Adjusted Cash Flow[2] (non-GAAP) of $488 million**
- **Announced transactions of up to $3.0 billion in 2021, including $2.3 billion in upfront payments**
- **Full Year 2022 guidance: Adjusted Cash Receipts[1] (non-GAAP) of $2,225 to $2,300 million**

NEW YORK, NY, February 15, 2022 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter and full year of 2021 and introduced 2022 Adjusted Cash Receipts[1] (a non-GAAP financial measure) guidance.

"Royalty Pharma had an outstanding year in 2021, building off the strong momentum we achieved in 2020," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We delivered impressive growth and we announced $3.0 billion in transactions, which further diversify our portfolio and enhance our long-term outlook. Royalty Pharma is uniquely positioned as the trusted partner of choice in delivering creative solutions to fund the acceleration in life sciences innovation, and we are tracking well ahead of our capital deployment targets. These strong fundamental tailwinds underpin our confidence in delivering attractive, compounding growth in the years ahead."

Fourth quarter and full year 2021 GAAP financial results reflect expansion of development-stage portfolio

- Cash provided by operating activities decreased 13% in the fourth quarter and 1% for the full year; cash used in investing activities decreased to $552 million in the fourth quarter and $1,870 million for the full year; cash (used in)/provided by financing activities of $(198) million in the fourth quarter; $385 million for the full year.
- Total income and other revenues of $576 million in the fourth quarter and $2,289 million for the full year.

Fourth quarter and full year 2021 non-GAAP financial results show strong double-digit growth

- Adjusted Cash Receipts[1] grew 12% to $543 million in the fourth quarter and 18% to $2,129 million for the full year, driven primarily by strong portfolio performance and supplemented with new royalty acquisitions.
- Adjusted Cash Flow[2] grew 15% to $488 million in the fourth quarter and 19% to $1,767 million for the full year.

Multiple positive clinical and regulatory updates in the fourth quarter

- Biohaven reported positive Phase 3 results for zavegepant; Gilead's Trodelvy was approved by the European Commission; Roche's gantenerumab was granted Breakthrough Therapy Designation by the U.S. FDA.

Expanded portfolio with innovative, long duration therapies across diverse therapeutic areas

- Five transactions announced in 2021 for 10 potentially transformative therapies across four therapeutic areas.
- Transactions in 2020 and 2021 expected to add more than $750 million to Adjusted Cash Receipts by 2025.
- Strong start to 2022 with agreement to provide Cytokinetics up to $450 million in funding.

Financial guidance for full year 2022 (excludes contributions from new transactions)

- Royalty Pharma expects 2022 Adjusted Cash Receipts[1] to be between $2,225 million and $2,300 million, excluding new transactions announced subsequent to the date of this release.

Financial Summary	Three months ended December 31			Twelve months ended December 31		
	(unaudited)					
($ and shares in millions)	2021	2020	Change	2021	2020	Change
Net cash provided by operating activities (GAAP)	490	566	(13)%	2,018	2,035	(1)%
Net cash used in investing activities (GAAP)	(552)	(832)	(34)%	(1,870)	(2,759)	(32)%
Net cash (used in)/provided by financing activities (GAAP)	(198)	(277)	(29)%	385	1,487	(74)%
Total income and other revenues (GAAP)	576	572	1%	2,289	2,122	8%
Adjusted Cash Receipts [1] (non-GAAP)	543	484	12%	2,129	1,800	18%
Adjusted Cash Flow [2] (non-GAAP)	488	423	15%	1,767	1,483	19%
Fully diluted Class A shares outstanding	607	607	0%	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

Fourth Quarter 2021 Financial Results

($ in millions)			Three months ended December 31 (unaudited) 2021	2020	Change
Net cash provided by operating activities (GAAP)			**490**	**566**	**(13)%**
Royalty Receipts:	**Marketer:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	196	159	24%
Tysabri	Biogen	Neurology	94	93	2%
Imbruvica	AbbVie, J&J	Cancer	89	85	4%
Promacta	Novartis	Hematology	49	42	18%
Xtandi	Pfizer, Astellas	Cancer	41	39	5%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	38	40	(4)%
Nurtec ODT/Biohaven payment*	Biohaven, Pfizer	Neurology	19	3	nm
Tremfya	Johnson & Johnson	Immunology	19	—	n/a
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	12	—	n/a
Prevymis	Merck & Co.	Infectious disease	10	8	23%
Farxiga/Onglyza	AstraZeneca	Diabetes	9	8	11%
Evrysdi	Roche	Rare disease	6	0	nm
Trodelvy	Gilead	Cancer	5	2	140%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	3	35%
Erleada	Johnson & Johnson	Cancer	4	3	67%
Emgality	Lilly	Neurology	4	3	52%
IDHIFA	Bristol Myers Squibb	Cancer	4	3	36%
Orladeyo	BioCryst	Rare disease	3	—	n/a
HIV franchise	Gilead, others	Infectious disease	1	78	(99)%
Tazverik	Epizyme	Cancer	1	0	142%
Oxlumo	Alnylam	Rare disease	1	—	n/a
Other products[3]			49	57	(14)%
Total royalty receipts			659	627	5%
Distributions to non-controlling interest			(116)	(143)	(19)%
Adjusted Cash Receipts[1] (non-GAAP)			**543**	**484**	**12%**

Amounts shown in the table may not add due to rounding.

*Includes royalty receipts for Nurtec ODT of $3.4 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as proceeds from available for sale debt securities on the Statement of Cash Flows) in the fourth quarter of 2021 and $0.4 million of royalty receipts for Nurtec ODT and a $3 million payment related to an expired option to exercise additional funding on the Biohaven Series A Preferred Shares in the fourth quarter of 2020.

Net cash provided by operating activities (GAAP) was $490 million in the fourth quarter of 2021, a decrease of 13%, and $2,018 million for full year 2021, a decrease of 1%, compared to the same periods in 2020. The decreases in the fourth quarter of 2021 and full year 2021 resulted primarily from upfront payments of $103 million to acquire additional royalties on BCX9930, a development-stage product, from BioCryst in the fourth quarter of 2021 and $90 million to acquire royalties on pelabresib and CPI-0209, both development-stage products, from MorphoSys in the third quarter of 2021. These decreases were partially offset by higher cash collections from financial royalty assets.

Total royalty receipts were $659 million in the fourth quarter of 2021, an increase of 5%, and $2,609 million for full year 2021, an increase of 11%, compared to the same periods in 2020. The increase in the fourth quarter of 2021 was largely

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3 attributable to the performance of the cystic fibrosis franchise, Biohaven payments, Promacta and the addition of new royalties. This increase was partially offset by a decline in royalties from the HIV franchise which reached the end of its royalty term in 2021. Growth for full year 2021 was also positively impacted by the performance of the cystic fibrosis franchise, new royalty acquisitions, Biohaven payments, Imbruvica and Tysabri, and partially offset by the end of the HIV franchise royalty term compared to the prior year. Drivers of royalty receipts in the fourth quarter of 2021 and full year 2021 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $196 million in the fourth quarter of 2021, an increase of 24%, and $702 million for full year 2021, an increase of 27% compared to the same periods of 2020. The increases were driven by the performance of Trikafta in the United States, including its rapid uptake in children ages 6 through 11 years old, and the launch of Kaftrio in Europe. Full year 2021 growth also benefited from a clawback adjustment related to Vertex’s agreement with French authorities around reimbursement for Orkambi, which reduced royalty receipts in the first quarter of 2020. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $94 million in the fourth quarter of 2021, an increase of 2%, and $369 million for full year 2021, an increase of 7% compared to the same periods in 2020, primarily driven by global patient growth. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $89 million in the fourth quarter of 2021, an increase of 4%, and $353 million for full year 2021, an increase of 10%, compared to the same periods in 2020, primarily driven by global volume gains, partially offset by modest market share losses in the United States, lower new patient starts due to the COVID-19 pandemic as well as the impact of COVID-19 on inventory stocking. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $49 million in the fourth quarter of 2021, an increase of 18%, and $174 million for full year 2021, an increase of 21%, compared to the same periods of 2020, primarily driven by increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $41 million in the fourth quarter of 2021, an increase of 5%, and $158 million for full year 2021, an increase of 8%, compared to the same periods in 2020. The increase was primarily driven by demand across various prostate cancer indications. • Januvia, Janumet, other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $38 million in the fourth quarter of 2021, a decrease of 4%, and $151 million for full year 2021, an increase of 5%, compared to the same periods in 2020. This Januvia and Janumet royalty will reach the end of its term in March 2022, with the final payment expected in the second quarter of 2022. • Nurtec ODT/Biohaven payment: Royalty receipts from Nurtec ODT, marketed by Biohaven for the acute and preventative treatment of migraine, were $19 million in the fourth quarter of 2021 and $70 million for full year 2021. These receipts include a $16 million fixed payment from Biohaven in the fourth quarter of 2021 and a $62.5 million payment for full year 2021 as a result of the approval of Nurtec ODT in February 2020. These payments

4 represent the first four of 16 consecutive quarterly payments Royalty Pharma will receive relating to the Series A Preferred Shares. • Tremfya: Royalty receipts from Tremfya, which is marketed by Johnson & Johnson for the treatment of plaque psoriasis and active psoriatic arthritis, were $19 million in the fourth quarter of 2021 and $36 million for full year 2021. Uptake was driven by global expansion into new markets and market share gains. Royalty Pharma acquired a royalty interest in Tremfya in July 2021. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda, were $12 million in the fourth quarter of 2021 and $34 million for full year 2021. Uptake was driven by Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma. Royalty Pharma acquired a royalty interest in Cabometyx/Cometriq in March 2021. • HIV franchise: Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $1 million in the fourth quarter of 2021, a decrease of 99%, and $78 million for full year 2021, a decrease of 73%, compared to the same periods in 2020. This decrease was due to the HIV franchise reaching the end of its royalty term in 2021. • Additional highlights: ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $6 million in the fourth quarter of 2021 and $16 million in full year 2021. Uptake was primarily driven by both new and previously-treated patients and observed across all SMA patient types. Royalty Pharma acquired a royalty interest in Evrysdi in July 2020. ◦ Orladeyo: Royalty receipts from Orladeyo, marketed by BioCryst for the treatment of hereditary angioedema (HAE), were $3 million in the fourth quarter of 2021 and $7 million in full year 2021. Uptake was primarily driven by patient switches from other prophylactic therapies and from those receiving acute-only treatment. Royalty Pharma acquired its initial royalty interest in Orladeyo in December 2020 and an additional royalty interest in November 2021. ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple- negative breast cancer and metastatic urothelial cancer, were $5 million in the fourth quarter of 2021 and $13 million in full year 2021. Uptake was primarily driven by demand for two new indications approved in April 2021, namely 2L+ metastatic triple-negative breast cancer and urothelial cancer. Distributions to non-controlling interest, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $116 million in the fourth quarter of 2021, a decrease of 19%, compared to the same period of 2020, primarily due to the end of the royalty term for the HIV franchise. Distributions to non-controlling interest were $480 million in full year 2021, a decrease of 12%, compared to the prior year period. This decrease is primarily due to a non-recurring distribution to the Legacy Investors Partnerships in connection with the Exchange Offer Transactions(9) that occurred in the first quarter of 2020. Partially offsetting the decrease was a one-time of $8 million distribution to non-controlling interest in full year 2021 related to the $45 million milestone payment received on Soliqua. As a percent of total royalty receipts, distributions to non-controlling interest decreased to 18% in both the fourth quarter of 2021 and full year 2021, compared to 23% in the same periods of 2020. This was driven primarily by the addition of new royalties with no non-controlling interest contribution and reduced royalties from products with a higher percentage contribution to non-controlling interest, such as the HIV franchise.

5 Adjusted Cash Receipts(1) (non-GAAP) were $543 million in the fourth quarter of 2021, an increase of 12%, and $2,129 million in 2021, an increase of 18%, compared to the same periods of 2020. These increases were driven by royalty receipts from the cystic fibrosis franchise, Imbruvica, Biohaven payments and the addition of new royalties, partially offset by a decline in HIV franchise and legacy “Other products,” such as Lyrica and Letairis. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. Adjusted EBITDA was $494 million in the fourth quarter of 2021, a 14% increase, compared to $434 million in the fourth quarter of 2020. Adjusted EBITDA was $1,944 million in full year 2021, an increase of 20%, compared to full year 2020. Growth in Adjusted EBITDA was largely attributable to the following items: • Adjusted Cash Receipts(1) growth of 12% in the fourth quarter of 2021 and 18% for full year 2021 compared to the same periods in 2020 and; • Payments for operating and professional costs of $49 million (representing 9% of Adjusted Cash Receipts) in the fourth quarter of 2021, which was similar to the $50 million reported in the same period of 2020 (representing 10% of Adjusted Cash Receipts). Payments for operating and professional costs were $185 million (representing 9% of Adjusted Cash Receipts) in full year 2021, also similar to the $180 million reported in full year 2020 (representing 10% Adjusted Cash Receipts). Operating and professional costs in full year 2020 reflected expenses for Royalty Pharma’s initial public offering, the Reorganization Transactions(9) and inaugural bond offering. Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less ongoing development-stage funding payments, net interest paid and miscellaneous other items. Adjusted Cash Flow was $488 million in the fourth quarter of 2021, a 15% increase, compared to Adjusted Cash Flow of $423 million for the same period of 2020. The increase primarily resulted from the growth in Adjusted Cash Receipts(1). Adjusted Cash Flow was $1,767 million in full year 2021, an increase of 19%, compared to the prior year period, which primarily resulted from the growth in Adjusted Cash Receipts(1). This growth was partially offset by an increase in interest paid due to the shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes completed in September 2020, for which interest payments began in 2021. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’ Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. • Aficamten: In February 2022, Cytokinetics announced positive topline results from Cohort 3 of the REDWOOD- HCM Phase 2 trial. Results from Cohort 3 showed that substantial reductions in the average resting LVOT-G as well as the post-Valsalva LVOT-G were achieved for patients with Obstructive hypertrophic cardiomyopathy (oHCM) and a resting or post-Valsalva LVOT-G of ≥50 mmHg whose background therapy included disopyramide and in the majority a beta-adrenergic blocker. The safety and tolerability of aficamten were consistent with prior experience in REDWOOD-HCM with no treatment interruptions and no serious adverse events attributed to treatment reported by the investigators. In December 2021, Cytokinetics announced the U.S. FDA granted Breakthrough Therapy Designation for aficamten for the treatment of symptomatic oHCM based on results from the Phase 2 REDWOOD-HCM trial.

6 • Trodelvy: In January 2022, Gilead announced it has entered into two clinical trial collaboration and supply agreements with Merck & Co. to evaluate the combination of Trodelvy and Merck’s anti-PD-1 therapy Keytruda in first-line metastatic non-small cell lung cancer (NSCLC). As part of the collaboration, Merck will sponsor a global Phase 3 clinical trial of Trodelvy in combination with Keytruda as a first-line treatment of patients with metastatic NSCLC. Additionally, Gilead will sponsor a Phase 2 signal-seeking study evaluating combinations that include pembrolizumab in first-line NSCLC. These agreements follow a collaboration, established in October 2021, to investigate Trodelvy in combination with Keytruda as first-line treatment for people with locally advanced or metastatic triple-negative breast cancer. In November 2021, Gilead announced that the European Commission (EC) granted marketing authorization for Trodelvy as a monotherapy indicated for the treatment of adult patients with unresectable or metastatic triple- negative breast cancer who have received two or more prior systemic therapies, at least one of them for advanced disease. The EC’s decision is supported by results from the Phase 3 ASCENT study, where Trodelvy reduced the risk of death by 49% and improved median overall survival to 11.8 months versus 6.9 months with physician’s choice of chemotherapy. • Cystic fibrosis franchise: In January 2022, Vertex Pharmaceuticals announced that the EC granted approval for the label expansion of Kaftrio in a combination regimen with ivacaftor for the treatment of cystic fibrosis in patients ages 6 through 11 years old who have at least one F508del mutation in the cystic fibrosis transmembrane conductance regulator gene. • Pelabresib: In December 2021, MorphoSys presented the latest data from the Phase 2 MANIFEST study evaluating pelabresib in the treatment of myelofibrosis. As of September 10, 2021, the data cut-off date, a total of 84 JAK inhibitor-naive patients were enrolled and received the first-line combination of pelabresib and ruxolitinib. The data showed 68% (n=57) of patients treated with the combination achieved a greater than or equal to 35% reduction in spleen volume (SVR35) from baseline at week 24 and 60% maintained SVR35 at week 48. Most patients also saw their symptoms reduced, with 56% (n=46) achieving greater than or equal to 50% reduction in total symptom score from baseline at week 24. • Nurtec ODT and zavegepant: In December 2021, Biohaven announced positive top line results from the second pivotal clinical trial evaluating the safety and efficacy of its investigational therapy, intranasal zavegepant, for the acute treatment of migraine in adults. The Phase 3 study achieved its co-primary regulatory endpoints of pain freedom and freedom of most bothersome symptom at 2 hours and showed broad efficacy by demonstrating statistically significant superiority to placebo across a total of 15 prespecified primary and secondary outcome measures. Biohaven plans to file a New Drug Application for zavegepant with the U.S. FDA in the first quarter of 2022 and other countries thereafter. If zavegepant’s first regulatory approval in migraine is achieved, Royalty Pharma would be eligible to receive $475 million (1.9x the total funded amount of $250 million), which would be payable quarterly over a ten-year period. In November 2021, Biohaven announced a strategic collaboration with Pfizer for the commercialization of rimegepant and zavegepant outside of the United States. Royalty Pharma is entitled to royalties on annual worldwide net sales of rimegepant (commercialized as Nurtec ODT in the U.S.) and zavegepant. • Gantenerumab: In October 2021, Roche announced that gantenerumab, an anti-amyloid beta antibody developed for subcutaneous administration, was granted Breakthrough Therapy Designation by the U.S. FDA for the treatment of Alzheimer’s disease. This designation is based on data showing that gantenerumab significantly reduced brain amyloid plaque, a pathological hallmark of Alzheimer’s disease, in the ongoing SCarlet RoAD and Marguerite RoAD open-label extension trials, as well as other studies. Royalty Pharma owns a 60% interest in the gantenerumab royalty, which has a tiered royalty rate between 5.5% and 7.0%.

7 Summary of Recent Royalty Acquisition Activity • Cytokinetics: In January 2022, Royalty Pharma acquired a royalty interest in aficamten from Cytokinetics for $150 million, including $50 million upfront, and two additional $50 million payments conditional upon the initiation of potential pivotal clinical trials for oHCM and non-obstructive hypertrophic cardiomyopathy. Additionally, Royalty Pharma will provide Cytokinetics long-term capital of up to $300 million to support the company’s development and commercialization efforts. The long-term capital includes an initial tranche of $50 million and four additional tranches in the aggregate amount of $250 million upon the occurrence of certain regulatory and clinical development milestones related to aficamten and omecamtiv mecarbil. • BioCryst: In November 2021, Royalty Pharma acquired incremental royalty interests in BCX9930 and Orladeyo from BioCryst for an upfront cash payment of $150 million. Additionally, Royalty Pharma purchased $50 million in BioCryst common stock at a price of $13.00 per share, based on the volume-weighted average price of BioCryst common stock over the 20-day period preceding the closing of the transaction. The funds from this transaction will enable further advancement of BCX9930 and support the global launch of Orladeyo. Liquidity and Capital Resources • As of December 31, 2021, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.1 billion and long-term debt with principal value of $7.3 billion. • In January 2022, Royalty Pharma closed a funding agreement with Cytokinetics to support the development of aficamten and potential commercialization of omecamtiv mecarbil. This transaction resulted in a cash outflow of $100 million comprised of a $50 million upfront payment for the aficamten royalty and a $50 million upfront payment related to the long-term commercial launch capital. Full Year 2022 Financial Guidance Royalty Pharma has provided guidance for full year 2022 as follows: Provided February 15, 2022 Adjusted Cash Receipts(1) (non-GAAP) excluding new transactions announced after the date of this release $2,225 million to $2,300 million Royalty Pharma expects payments for operating and professional costs to be approximately 9% of Adjusted Cash Receipts in 2022. Royalty Pharma expects to make its first semi-annual interest payment on the 2021 Notes in March 2022, resulting in total expected interest paid to be approximately $170 million in 2022. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing bonds, interest paid is anticipated to be $86 million in the first quarter of 2022, $83 million in the third quarter of 2022 and a de minimis amount paid in the second and fourth quarters of 2022. The projection assumes no additional debt financing in 2022. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

8 Royalty Pharma has not reconciled its non-GAAP 2022 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2021 results today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and access the presentation. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone for U.S. callers by dialing (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 6819125. About Royalty Pharma Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including AbbVie and Johnson & Johnson’s Imbruvica, Johnson & Johnsons’ Tremfya, Astellas’ and Pfizer’s Xtandi, Biogen’s Tysabri, Johnson & Johnson’s Tremfya, Gilead’s Trodelvy, Merck’s Januvia, Novartis’ Promacta, Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and ten development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma's strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking

9 statements are not a guarantee of Royalty Pharma's performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company's own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma's reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma's GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma's significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

10 Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma's liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma's industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma's results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Statements of Operations (unaudited) Table 1 Three months ended December 31 Twelve months ended December 31 ($ in millions) 2021 2020 2021 2020 Income and other revenues: Income from financial royalty assets 526 524 2,065 1,960 Revenue from intangible royalty assets 32 40 171 143 Other royalty income 18 7 53 19 Total income and other revenues 576 572 2,289 2,122 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 267 129 453 231 Research and development funding expense 104 8 200 26 Amortization of intangible assets 6 6 23 23 General and administrative expenses 46 50 183 182 Other operating expenses — 65 — 65 Total operating expenses, net 422 258 859 527 Operating income 153 314 1,431 1,595 Other expense/(income): Equity in losses/(earnings) of non-consolidated affiliates 38 (10) 19 (44) Interest expense 47 38 166 157 Other expense/(income), net 15 (80) 4 (219) Total other expense/(income), net 100 (53) 190 (107) Consolidated net income before tax 54 367 1,241 1,702 Income tax expense — — — — Consolidated net income 54 367 1,241 1,702 Net income attributable to non-controlling interest 46 196 621 727 Net income attributable to controlling interest 8 171 620 975 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of December 31, 2021 As of December 31, 2020 Cash and cash equivalents 1,541 1,009 Marketable securities 582 983 Total financial royalty assets, net 14,333 12,955 Total assets 17,516 16,020 Long-term debt 7,096 5,817 Total liabilities 7,267 6,124 Total shareholders’ equity 10,249 9,896

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three months ended December 31		Twelve months ended December 31	
($ in millions)	2021	2020	2021	2020
Cash flows from operating activities:				
Cash collections from financial royalty assets	583	573	2,316	2,122
Cash collections from intangible royalty assets	38	40	151	144
Other royalty cash collections	17	6	44	18
Distributions from non-consolidated affiliates	6	6	34	42
Interest received	0	0	3	8
Derivative collateral received	—	—	35	45
Derivative collateral posted	—	—	(35)	—
Termination payments on derivative instruments	—	—	(16)	(35)
Ongoing development-stage funding payments	(1)	(2)	(7)	(20)
Upfront development-stage funding payments	(103)	(6)	(193)	(6)
Payments for operating and professional costs	(49)	(50)	(185)	(180)
Interest paid	(1)	(1)	(130)	(103)
Net cash provided by operating activities	**490**	**566**	**2,018**	**2,035**
Cash flows from investing activities:				
Distributions from non-consolidated affiliates	—	—	1	15
Investments in non-consolidated affiliates	(7)	(11)	(35)	(40)
Purchases of equity securities	(35)	—	(135)	(50)
Proceeds from equity securities	—	385	116	385
Purchases of available for sale debt securities	(18)	—	(70)	—
Proceeds from available for sale debt securities	16	3	63	3
Purchases of marketable securities	(441)	(610)	(1,197)	(1,705)
Proceeds from sales and maturities of marketable securities	105	206	1,598	815
Acquisitions of financial royalty assets	(172)	(805)	(2,192)	(2,182)
Milestone payments	—	—	(19)	—
Net cash used in investing activities	**(552)**	**(832)**	**(1,870)**	**(2,759)**
Cash flows from financing activities:				
Distributions to shareholders/unitholders	—	—	—	(285)
Distributions to non-controlling interest	(116)	(143)	(480)	(544)
Distributions to non-controlling interest- other	(34)	(107)	(154)	(181)
Dividends to shareholders	(74)	(58)	(285)	(112)
Contributions from non-controlling interest- R&D	1	2	7	8
Contributions from non-controlling interest- other	25	29	37	59
Scheduled repayments of long-term debt	—	—	—	(94)
Repayments of long-term debt	—	—	—	(11,116)
Proceeds from issuance of long-term debt, net of discount	—	—	1,273	11,891
Debt issuance costs and other	(1)	(0)	(13)	(47)
Proceeds from issuance of Class A ordinary shares upon IPO, net of offering costs	—	(1)	—	1,909
Net cash (used in)/provided by financing activities	**(198)**	**(277)**	**385**	**1,487**
Net change in cash and cash equivalents	(260)	(544)	532	762
Cash and cash equivalents, beginning of year	1,801	1,553	1,009	246
Cash and cash equivalents, end of year	**1,541**	**1,009**	**1,541**	**1,009**

Amounts may not add due to rounding.

13

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three months ended December 31, 2021	2020	Change	Twelve months ended December 31, 2021	2020	Change
Net cash provided by operating activities (GAAP)	490	566	(13)%	2,018	2,035	(1)%
Products:						
Cystic fibrosis franchise	196	159	24%	702	551	27%
Tysabri	94	93	2%	369	346	7%
Imbruvica	89	85	4%	353	322	10%
Promacta	49	42	18%	174	144	21%
Xtandi	41	39	5%	158	146	8%
Januvia, Janumet, Other DPP-IVs	38	40	(4)%	151	144	5%
Nurtec ODT/Biohaven payment*	19	3	nm	70	4	nm
Tremfya	19	—	n/a	36	—	n/a
Cabometyx/Cometriq	12	—	n/a	34	—	n/a
Prevymis	10	8	23%	38	21	75%
Farxiga/Onglyza	9	8	11%	36	25	45%
Evrysdi	6	0	nm	16	0	nm
Trodelvy	5	2	140%	13	3	nm
Crysvita	5	3	35%	17	9	77%
Erleada	4	3	67%	14	8	81%
Emgality	4	3	52%	15	10	62%
IDHIFA	4	3	36%	12	6	103%
Orladeyo	3	—	n/a	7	—	n/a
HIV franchise	1	78	(99)%	78	294	(73)%
Tazverik	1	0	142%	3	1	nm
Oxlumo	1	—	n/a	1	—	n/a
Other products (3)	49	57	(14)%	311	311	0%
Total royalty receipts	**659**	**627**	**5%**	**2,609**	**2,344**	**11%**
Distributions to non-controlling interest	(116)	(143)	(19)%	(480)	(544)	(12)%
Adjusted Cash Receipts[1] (non-GAAP)	**543**	**484**	**12%**	**2,129**	**1,800**	**18%**
Payments for operating and professional costs	(49)	(50)	(2)%	(185)	(180)	3%
Adjusted EBITDA[4] (non-GAAP)	**494**	**434**	**14%**	**1,944**	**1,621**	**20%**
Interest paid, net	(1)	(1)	0%	(127)	(95)	33%
Investments in non-consolidated affiliates	(7)	(11)	(40)%	(35)	(40)	(13)%
Ongoing development-stage funding payments	(1)	(2)	(69)%	(7)	(20)	(66)%
Other	—	—	n/a	(16)	10	(264)%
Contributions from non-controlling interest- R&D	1	2	(44)%	7	8	(13)%
Adjusted Cash Flow[2] (non-GAAP)	**488**	**423**	**15%**	**1,767**	**1,483**	**19%**

Amounts may not add due to rounding.

*Includes royalty receipts for Nurtec ODT of $0.4 million and a $3 million payment related to an expired option to exercise additional funding on the Biohaven Series A Preferred Shares in the fourth quarter of 2020. Includes royalty receipts for Nurtec ODT of $3 million and $8 million for the fourth quarter of 2021 and full year 2021, respectively. In 2021, we also received quarterly redemptions of $16 million of the Series A Biohaven Preferred Shares (presented as proceeds from available for sale debt securities on the Statement of Cash Flows).

14

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 5

	Three months ended December 31		Twelve months ended December 31	
($ in millions)	2021	2020	2021	2020
Net cash provided by operating activities (GAAP)	490	566	2,018	2,035
Adjustments:				
Proceeds from available for sale debt securities[5][6]	16	3	63	3
Distributions from non-consolidated affiliates - investing[6]	—	—	1	15
Interest paid, net[6]	1	1	127	95
Ongoing development-stage funding payments[7]	1	2	7	20
Upfront development-stage funding payments[7]	103	6	193	6
Payments for operating and professional costs	49	50	185	180
Termination payments on derivative instruments	—	—	16	35
Distributions to non-controlling interest[6]	(116)	(143)	(480)	(544)
Derivative collateral received, net[6]	—	—	—	(45)
Adjusted Cash Receipts[1] (non-GAAP)	**543**	**484**	**2,129**	**1,800**
Net cash provided by operating activities (GAAP)	490	566	2,018	2,035
Adjustments:				
Proceeds from available for sale debt securities[5][6]	16	3	63	3
Distributions from non-consolidated affiliates - investing[6]	—	—	1	15
Interest paid, net[6]	1	1	127	95
Ongoing development-stage funding payments[7]	1	2	7	20
Upfront development-stage funding payments[7]	103	6	193	6
Termination payments on derivative instruments	—	—	16	35
Distributions to non-controlling interests[6]	(116)	(143)	(480)	(544)
Derivative collateral received, net[6]	—	—	—	(45)
Adjusted EBITDA[4] (non-GAAP)	**494**	**434**	**1,944**	**1,621**
Net cash provided by operating activities (GAAP)	490	566	2,018	2,035
Adjustments:				
Proceeds from available for sale debt securities[5][6]	16	3	63	3
Distributions from non-consolidated affiliates - investing[6]	—	—	1	15
Upfront development-stage funding payments[7]	103	6	193	6
Distributions to non-controlling interests[6]	(116)	(143)	(480)	(544)
Investment in non-consolidated affiliates[6][8]	(7)	(11)	(35)	(40)
Contribution from non-controlling interest- R&D[6]	1	2	7	8
Adjusted Cash Flow[2] (non-GAAP)	**488**	**423**	**1,767**	**1,483**

Amounts may not add due to rounding.

15

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from non-consolidated affiliates, plus (2) Proceeds from available for sale debt securities, and less (3) Distributions to non-controlling interest, which represents contractual distributions to historical non-controlling interest attributable to a de minimis interest in Royalty Pharma Collection Trust held by certain legacy investors and to a new non-controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Royalty Pharma Investments. See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2022 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Ongoing development-stage funding payments, (2) interest paid, net of interest received, (3) other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) and (4) Investments in non-consolidated affiliates, and plus (1) Contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other products primarily include royalties on the following products: Cimzia, Entyvio, Letairis, Lexiscan, Lyrica, Myozyme, Mircera, Nesina, Soliqua and contributions from the Legacy SLP Interest. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating and professional costs from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the Statement of Cash Flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows. Reconciling adjustment Statement of Cash Flows classification Proceeds from available for sale debt securities Investing activities Investments in non-consolidated affiliates Investing activities Distributions to non-controlling interest Financing activities Interest paid, net Operating activities (Interest paid less Interest received) Derivative collateral received, net Operating activities (Derivative collateral received less Derivative collateral posted) Contributions from non-controlling interest- R&D Financing activities Distributions from non-consolidated affiliates - investing Investing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing and upfront development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments while Adjusted Cash Flow only reflects the add- back for the upfront portion of development-stage funding payments due to the fact that ongoing development-stage funding payments are considered an ongoing business expense. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) In connection with its IPO, Royalty Pharma consummated an exchange offer on February 11, 2020. The exchange offer transaction together with (i) the concurrent incurrence of indebtedness under Royalty Pharma’s new credit facility and (ii) the issuance of additional interests in RPI US Partners 2019, LP, a Delaware limited partnership, RPI International Holdings 2019, LP to satisfy performance payments payable in respect of assets acquired prior to the date of the IPO are referred to as the “Exchange Offer Transactions.” Prior to, and as a condition precedent to the closing of the IPO, various reorganization transactions became effective, including the following: a. the Exchange Offer Transactions (as described above); and b. the execution of a new management agreement with RP Management, LLC. We refer to these transactions collectively as the “Reorganization Transactions.” See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2022 for additional discussion.